Exhibit 99.2

This preliminary prospectus supplement relates to an effective registration statement under the Securities Act of 1933, as amended, but the information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell and are not soliciting an offer to buy these securities in any jurisdiction where the offer and sale is not permitted.

[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN

CONJUNCTION WITH FUTURE WARRANT OFFERINGS] (1)

SUBJECT TO COMPLETION, DATED      , 20

PRELIMINARY PROSPECTUS SUPPLEMENT

(to Prospectus dated          , 20 )

Shares

Fifth Street Senior Floating Rate Corp.

Warrants to Purchase Up to

[Type of Security]

Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments while seeking to preserve our capital. We intend to achieve our investment objective by investing primarily in senior secured loans, including first lien, unitranche and second lien debt instruments, that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to middle market companies whose debt is rated below investment grade and “junk,” which we refer to collectively as “senior loans.” We use the term “unitranche” to refer to debt instruments that combine both senior and subordinated debt into one debt instrument. We may also invest in senior unsecured loans issued by private middle market companies and, to a lesser extent, subordinated loans issued by private middle market companies and senior and subordinated loans issued by public companies. Under normal market conditions, at least 80% of the value of our net assets plus borrowings for investment purposes will be invested in floating rate senior loans.

We are offering for sale warrants to purchase up to [type of security]. Each warrant entitles the holder to purchase [type of security].

The exercise price will be $      per warrant. The warrants will be exercisable beginning on      , 20 , and will expire on      , 20 , or earlier upon redemption.

The companies in which we invest are typically highly leveraged, and, in most cases, our investments in such companies are not rated by any rating agency. If such investments were rated, we believe that they would likely receive a rating from a nationally recognized statistical rating organization of below investment grade, which is often referred to as “junk.” Exposure to below investment grade securities involves certain risks, and those securities are viewed as having predominately speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal.

A portion of our investment portfolio consists of debt investments for which issuers are not required to make principal payments until the maturity of the senior loans, which would result in a substantial loss to us if such issuers are unable to refinance or repay their debt at maturity. In addition, substantially all of our debt investments have variable interest rates that reset periodically based on benchmarks such as London-Interbank Offered Rate and the prime rate. As a result, significant increases in such benchmarks in the future would make it more difficult for these borrowers to service their obligations under the debt investments that we hold.

Our common stock is listed on the NASDAQ Global Select Market under the symbol “FSFR.” As of      , 20 and      , 20    , the last reported sale price of our common stock on the NASDAQ Global Select Market was $     and $       , respectively. We are required to determine the net asset value per share of our common stock on a quarterly basis. Our net asset value per share of our common stock as of      , 20       was $      .

Investing in our securities involves a high degree of risk, and should be considered highly speculative. See “Risk Factors” beginning on page 17 to read about factors you should consider, including the risk of leverage, before investing in our securities.

This prospectus together with an accompanying supplement to this prospectus contain important information about us that a prospective investor should know before investing in our securities. Please read this prospectus and any accompanying supplement to this prospectus before investing, and keep it for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission. This information is available free of charge by contacting us by mail at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 or by telephone at (203) 681-3600 or on our website at fsfr.fifthstreetfinance.com. The Securities and Exchange Commission also maintains a website at www.sec.gov that contains such information. Information contained on our website is not incorporated by reference into this prospectus and any accompanying supplement to this prospectus, and you should not consider that information to be part of this prospectus and any accompanying supplement to this prospectus.

The Securities and Exchange Commission has not approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public Offering Price	$	$
Sales Load (Underwriting Discounts and Commissions)	$	$
Proceeds to the Company (before expenses)	$	$

[In addition, the underwriters may purchase up to an additional warrants from us at the public offering price, less the underwriting discount, within days of the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $          , the total underwriting discount (sales load) paid by us will be $       , and total proceeds, before expenses, will be $       .]

The underwriters expect to deliver the warrants on or about       , 20 .

Prospectus Supplement dated        , 20 .

(1)	In addition to the sections outlined in this form of prospectus supplement, each prospectus supplement actually used in connection with an offering conducted pursuant to the registration statement to which this form of prospectus supplement is attached will be updated to include such other information as may then be required to be disclosed therein pursuant to applicable law or regulation as in effect as of the date of each such prospectus supplement, including, without limitation, information particular to the terms of each security offered thereby and any related risk factors or tax considerations pertaining thereto. This form of prospectus supplement is intended only to provide a rough approximation of the nature and type of disclosure that may appear in any actual prospectus supplement used for the purposes of offering securities pursuant to the registration statement to which this form of prospectus supplement is attached, and is not intended to and does not contain all of the information that would appear is any such actual prospectus supplement, and should not be used or relied upon in connection with any offer or sale of securities.

TABLE OF CONTENTS

PROSPECTUS SUPPLEMENT

TABLE OF CONTENTS

[Copy from base prospectus]

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of this offering of the common stock and certain matters relating to us. The second part, the accompanying prospectus, gives more general information about the securities which we and the selling stockholder may offer from time to time, some of which may not apply to the common stock offered by this preliminary prospectus supplement. For information about our common stock, see “Description of Our Capital Stock” in the accompanying prospectus.

If information varies between this prospectus supplement and the accompanying prospectus, you should rely only on such information in this prospectus supplement. The information contained in this prospectus supplement supersedes any inconsistent information included in the accompanying prospectus. In various places in this prospectus supplement and the accompanying prospectus, we refer you to other sections of such documents for additional information by indicating the caption heading of such other sections. The page on which each principal caption included in this prospectus supplement and the accompanying prospectus can be found is listed in the table of contents above. All such cross references in this prospectus supplement are to captions contained in this prospectus supplement and not in the accompanying prospectus, unless otherwise stated.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations not contained in this prospectus supplement or the accompanying prospectus as if we had authorized it. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or a solicitation of any offer to buy any security other than the registered securities to which they relate, nor do they constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such an offer or solicitation in such jurisdiction. The information contained in this prospectus supplement and the accompanying prospectus is accurate as of the dates on their covers. Our financial condition, results of operations and prospects may have changed since that date. To the extent required by law, we will amend or supplement the information contained in this prospectus supplement and the accompanying prospectus to reflect any material changes subsequent to the date of this prospectus supplement and the accompanying prospectus and prior to the completion of any offering pursuant to this prospectus supplement and the accompanying prospectus.

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SUMMARY

This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that is important to you. To understand the terms of the securities offered pursuant to this prospectus supplement and the accompanying prospectus, you should read the entire prospectus supplement and the accompanying prospectus carefully. Together, these documents describe the specific terms of the securities we are offering. Except as otherwise noted, all information in this prospectus supplement and the accompanying prospectus assumes no exercise of the underwriters’ over-allotment option.

Unless otherwise noted, the terms “we,” “us,” “our,” the “Company” and “FSFR” refer to Fifth Street Senior Floating Rate Corp. In addition, the terms “Fifth Street Management” and “investment adviser” refer to Fifth Street Management LLC, our external investment adviser. The term “administrator” or “FSC CT” refers to FSC CT LLC, our administrator.

We also use the term “unitranche” to refer to debt instruments that combine both senior and subordinated debt into one debt instrument. Unitranche debt instruments typically pay a higher rate of interest than traditional senior debt instruments, but also pose greater risk associated with a lesser amount of asset coverage.

Fifth Street Senior Floating Rate Corp.

We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company, or BDC, under the Investment Company Act of 1940, as amended, or the 1940 Act. Also, we are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012, or JOBS Act, and intend to take advantage of the exemption for emerging growth companies allowing us to temporarily forgo the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We do not intend to take advantage of other disclosure or reporting exemptions for emerging growth companies under the JOBS Act.

Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments while seeking to preserve our capital. We intend to achieve our investment objective by investing primarily in senior secured loans, including first lien, unitranche and second lien debt instruments, that pay interest at rates which are determined periodically on the basis of a floating base lending rate, made to private middle market companies whose debt is rated below investment grade, which we refer to collectively as “senior loans.” We may also invest in senior unsecured loans issued by private middle market companies and, to a lesser extent, subordinated loans issued by private middle market companies and senior and subordinated loans issued by public companies. Under normal market conditions, at least 80% of the value of our net assets plus borrowings for investment purposes will be invested in floating rate senior loans. The remainder of our investment portfolio may include investments in other securities such as fixed rate loans, fixed and floating rate subordinated loans, or equity investments. This policy may be changed by our Board of Directors with at least 60 days’ prior written notice provided to stockholders to the extent such a change would not affect our ability to maintain our election as a BDC.

Senior loans typically pay interest at rates which are determined periodically on the basis of the London-Interbank Offered Rate, or LIBOR, plus a premium. The senior loans in which we invest are typically made to U.S. and, to a limited extent, non-U.S. corporations, partnerships and other business entities which operate in various industries and geographical regions. Senior loans typically are rated below investment grade. Securities rated below investment grade are often referred to as “leveraged loans,” “high yield” securities and “junk,” and may be considered a higher risk than debt instruments that are rated investment grade. We target senior loans that generally bear annual interest at a rate of LIBOR plus a 5.0% premium (with a LIBOR floor), and for our investments that are not considered senior loans, we target an annual interest rate of LIBOR plus a 9.0% premium (with a LIBOR floor). If the LIBOR floor is higher than current applicable LIBOR rate, the LIBOR floor will be the applicable LIBOR rate. We may make investments with interest rates that differ from our target rates and will periodically reassess our target rates in light of prevailing market conditions.

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We invest in senior loans made primarily to private leveraged middle market companies with approximately $20 million to $100 million of earnings before interest, taxes, depreciation and amortization, or EBITDA. Our business model is focused primarily on the direct origination of investments through portfolio companies or their financial sponsors. Our investments generally range between $3 million and $35 million each, although we expect that this investment size will vary proportionately with the size of our capital base. In addition, we may invest a portion of our portfolio in other types of investments, which we refer to as opportunistic investments, which are not our primary focus, but are intended to enhance our overall returns. These opportunistic investments may include, but are not limited to, direct investments in public companies that are not thinly traded and securities of leveraged companies located in select countries outside of the United States. We may invest up to 30% of our total assets in such opportunistic investments, including senior loans issued by non-U.S. issuers, subject to compliance with our regulatory obligations as a BDC under the 1940 Act. See “Regulation as a Business Development Company.”

We are managed by Fifth Street Management and FSC CT provides the administrative services necessary for us to operate. We believe that our ability to leverage the existing investment management and administrative support platforms of Fifth Street Management and FSC CT, respectively, enables us to operate more efficiently and with lower overhead costs than other newly formed funds of comparable size.

From the time we commenced operations on June 29, 2013 through December 31, 2014, we originated $944.2 million of funded debt investments. As of December 31, 2014, our portfolio totaled $595.9 million at fair value and was comprised of 57 investments in operating companies. The 57 debt investments in our portfolio as of December 31, 2014 had a weighted average debt to EBITDA multiple of 4.26x calculated at the time of origination of the investment. The weighted average annual yield of our debt investments as of December 31, 2014 was approximately 7.15%, of which 7.06% represented cash payments and 0.09% represented other non-cash items. The weighted average annual yield of our debt investments is determined before, and therefore does not take into account, the payment of all of the Company’s and its consolidated subsidiaries’ expenses and the payment by an investor of any stockholder transaction expenses, and does not represent the return on investment for our stockholders.

As a BDC, we are required to comply with certain regulatory requirements, including limitations on our use of debt. We are permitted to, and expect to, finance our investments through borrowings. However, as a BDC, we are only generally allowed to borrow amounts such that our asset coverage, as defined in the 1940 Act, equals at least 200% after such borrowing. The amount of leverage that we employ will depend on our assessment of market conditions and other factors at the time of any proposed borrowing, such as the maturity, covenant package and rate structure of the proposed borrowings, our ability to raise funds through the issuance of shares of our common stock and the risks of such borrowings within the context of our investment outlook. Ultimately, we only intend to use leverage if the expected returns from borrowing to make investments will exceed the cost of such borrowing. We are currently targeting a debt to equity ratio of 0.8x to 0.9x (i.e., we aim to have one dollar of equity for each $0.85 of debt outstanding).

We have also elected to be treated and qualified, and intend to continue to qualify, for federal income tax purposes as a regulated investment company, or RIC, under subchapter M of the Internal Revenue Code, or the Code. See “Taxation as a Regulated Investment Company.” As a RIC, we generally will not have to pay corporate-level U.S. federal income taxes on any net ordinary income or realized net capital gains that we distribute to our stockholders if we meet certain source-of-income, annual distribution and asset diversification requirements.

Our Investment Adviser

We are externally managed and advised by Fifth Street Management, a registered investment adviser under the Investment Advisers Act of 1940, or the Advisers Act, that is partially and indirectly owned by Fifth Street Asset Management Inc. (“FSAM”), a publicly-traded asset manager with over $6 billion of assets under management as of December 31, 2014. Our administrator, FSC CT, is a wholly-owned subsidiary of our investment adviser and provides the administrative services necessary for us to operate. Our investment adviser serves pursuant to the investment advisory agreement in accordance with the Advisers Act, under which it receives from us a percentage of our gross assets as a management fee and a percentage of our ordinary income and capital gains as an incentive fee.

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Leonard M. Tannenbaum, the chief executive officer of our investment adviser, has led the investment of over $6 billion in small and mid-sized companies and the origination of over 180 investment transactions since 1998. Our investment adviser also currently serves as the investment adviser to Fifth Street Finance Corp. (“FSC”), in addition to various other private fund vehicles. In focusing on senior loans that bear interest on the basis of a floating base lending rate, our primary investment focus differs from that of FSC, which focuses more generally on debt and equity investments in small and mid-sized companies. However, there may be overlap in terms of our targeted investments.

We benefit from our investment adviser’s ability to identify attractive investment opportunities, conduct diligence on and value prospective investments, negotiate investments and manage a diversified portfolio of those investments. The principals of our investment adviser have broad investment backgrounds, with prior experience at investment funds, investment banks and other financial services companies and have developed a broad network of contacts within the private equity community. This network of contacts provides our principal source of investment opportunities.

The key principals and members of senior management of our investment adviser are Bernard D. Berman, our investment adviser’s president, Ivelin M. Dimitrov, our chief executive officer and the chief investment officer of our investment adviser, Alexander C. Frank, the chief operating officer and chief financial officer of our investment adviser, Todd G. Owens, our president, and Leonard M. Tannenbaum, our investment adviser’s chief executive officer.

Business Strategy

Our investment objective is to maximize our portfolio’s total return by generating current income from our debt investments while seeking to preserve our capital. We have adopted the following business strategy to achieve our investment objective. However, there can be no assurances that we will be able to successfully implement our business strategy and, as a result, meet our investment objective.

•	Concentrate on floating rate senior loans. We concentrate on senior loans that bear interest based on a floating rate. We believe that senior loans, which are often supported by a pledge of collateral, provide us with adequate protection and attractive risk-adjusted returns. However, we can provide no assurance that any collateral will be sufficient to pay interest due or repay principal in the event of a default by a portfolio company. In addition, with interest rates at historically low levels, we believe that investing in floating rate loans provides us with positive exposure to any future period of rising interest rates.

•	Capitalize on our investment adviser’s strong relationships with private equity sponsors. Our investment adviser has developed an extensive network of relationships with private equity sponsors that invest in middle market companies, which should serve as a significant source of investment opportunities for us. We believe that the strength of these relationships is due to a common investment philosophy, a consistent market focus, a rigorous approach to diligence and a reputation for delivering on commitments. Although our interests may not always be aligned with our private equity sponsors given their position as the equity holder and our position as the debt holder in our portfolio companies, we believe that private equity sponsors provide significant benefits including incremental due diligence, additional monitoring capabilities and a potential source of capital and operational expertise for our portfolio companies.

•	Focus on established middle market companies. We believe that there are fewer finance companies focused on transactions involving middle market companies than finance companies focused on larger companies, and that this is one factor that allows us to negotiate favorable investment terms. Such favorable terms include higher debt yields and lower leverage levels, as well as more significant covenant protection than typical of transactions involving larger companies. We target companies with established market positions, seasoned management teams, proven products and services and strong regional or national operations. We believe that these companies possess better risk-adjusted return profiles than newer companies that are in the early stages of building management teams and/or a revenue base.

•	Make direct originations. Over the last several years, the principals of our investment adviser have developed an origination strategy that we believe allows us to directly originate a significant portion of our investments. We believe that the benefits of direct originations include, among other things, our ability to control the structuring of investment protections and to generate origination and prepayment fees.

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•	Benefit from the large pool of uninvested private equity capital likely to seek complementary senior debt financing. We expect that private equity firms will continue to be active investors in middle market companies. These private equity funds generally seek to leverage their investments by combining their capital with senior secured loans and/or mezzanine debt provided by other sources, and we believe that our capital is well-positioned to partner with such equity investors. We expect such activity to be funded by the substantial amounts of private equity capital that have been raised in recent years.

•	Selectively participate in a broad pipeline of capital market transactions. In addition to making direct originations, we also acquire senior loans through assignments or participations of interests in such loans. To do so, we utilize our investment adviser’s extensive network of sponsor and bank relationships to review a wide variety of transactions. This robust pipeline should allow us to efficiently deploy capital and make investments in selected companies that align with our investment objective.

•	Employ disciplined underwriting policies and rigorous portfolio management. Our investment adviser has developed an extensive underwriting process which includes a review of the prospects, competitive position, financial performance and industry dynamics of each potential portfolio company. In addition, we perform substantial diligence on potential investments and seek to invest alongside private equity sponsors who have proven capabilities in building value. As part of the monitoring process, our investment adviser analyzes monthly and quarterly financial statements versus previous periods and years, reviews financial projections, compliance certificates and covenants and meets with management.

•	Structure our investments to minimize risk of loss and achieve attractive risk-adjusted returns. We seek to structure our aggregate investments on a basis that we believe presents reasonable risk with high cash yields and cash structuring fees. Our investments typically have strong protections, including default penalties, prepayment fees, information rights and affirmative, negative and financial covenants, such as lien protection and prohibitions against change of control. We believe that these protections, coupled with the other features of our investments described above, allow us to reduce our risk of capital loss and should enable us to achieve attractive risk-adjusted returns; however, there can be no assurance that we will be able to successfully structure our investments to minimize risk of loss or achieve attractive risk-adjusted returns.

•	Leverage the skills and experience of our investment adviser. The principals of our investment adviser have broad investment backgrounds, with prior experience at private investment funds, investment banks and other financial services companies and collectively they also have experience managing distressed companies. We believe that our investment adviser’s expertise in valuing, structuring, negotiating and closing transactions provides us with a competitive advantage by allowing us to provide financing solutions that meet the needs of our portfolio companies while adhering to our underwriting standards.

Risk Factors

Investing in our securities involves a high degree of risk. You should consider carefully the information found in “Risk Factors” beginning on page of the accompanying prospectus, including the following risks:

•	Economic recessions or downturns may have a material adverse effect on our business, financial condition and results of operations, and could impair the ability of our portfolio companies to repay loans.

•	We have a limited operating history.

•	A significant portion of our investment portfolio is recorded at fair value as determined in good faith by our Board of Directors and, as a result, there is uncertainty as to the value of our portfolio investments.

•	Our business model depends to a significant extent upon strong referral relationships with private equity sponsors, and the inability of the principals of our investment adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.

•	There are significant potential conflicts of interest, including our investment adviser’s management of FSC and certain private investment funds, which could impact our investment returns; you will not be purchasing an investment in FSC.

•	We may face competition for investment opportunities, which could reduce returns and result in losses.

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•	We borrow money, which magnifies the potential for loss on amounts invested in us and may increase the risk of investing in us.

•	Because we intend to distribute between 90% and 100% of our income to our stockholders in connection with our election to be treated as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow will be impaired.

•	Regulations governing our operation as a BDC and RIC affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.

•	We will be subject to corporate-level income tax on all of our income if we are unable to maintain qualification as a RIC under Subchapter M of the Code or do not satisfy the annual distribution requirement.

•	We may not be able to pay you distributions, and if we are able to pay you distributions, our distributions may not grow over time and/or a portion of our distributions may be a return of capital.

•	Our investments in portfolio companies may be risky, including the risk that the collateral underlying our investments will not be sufficient to cover interest due and principal, and we could lose all or part of our investment.

•	Defaults by our portfolio companies would harm our operating results.

•	The inability of our portfolio companies to pay interest and principal when due may contribute to a reduction in the net asset value per share of our common stock, our ability to pay dividends and to service our contractual obligations, and may negatively impact the market price of our common stock and other securities that we may issue.

•	Changes in interest rates may increase our cost of capital, reduce the ability of our portfolio companies to service their debt obligations and decrease our net investment income.

•	A general increase in interest rates would likely have the effect of increasing our net investment income, which would make it easier for our investment adviser to receive incentive fees.

•	Investors may lose all or part of their investment in us.

•	We may expose ourselves to risks if we engage in hedging transactions.

•	Shares of closed-end investment companies, including BDCs, may trade at a discount to their net asset value.

•	The market price of our common stock may fluctuate significantly.

•	We may be unable to invest a significant portion of the net proceeds from an offering on acceptable terms within an attractive timeframe.

•	If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

•	The exercise price is not necessarily an indication of our value.

[Insert other Risk Factors specific to the warrants]

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Material Conflicts of Interest

Our executive officers and directors, and certain members of our investment adviser, serve or may serve as officers, directors or principals of entities that may operate in the same or a related line of business as us or as investment funds managed by our affiliates. For example, Fifth Street Management presently serves as investment adviser to FSC, a publicly-traded BDC with total assets of approximately $2.9 billion as of December 31, 2014, that invests in the debt and equity of small and mid-sized companies, primarily in connection with investments by private equity sponsors, including in middle market leveraged companies similar to those we target for investment. Specifically, FSC generally targets small and mid-sized companies with annual revenues between $25 million and $250 million and generally targets investment sizes ranging from $10 million to $100 million. In addition, though not the primary focus of its investment portfolio, FSC’s investments also include floating rate senior loans. In contrast, we target investments ranging from between $3 million and $35 million, and generally target private leveraged middle market companies with approximately $20 million to $100 million of EBITDA. Therefore, there may be certain investment opportunities that satisfy the investment criteria for both FSC and us. In addition, certain of our executive officers and three of our independent directors serve in substantially similar capacities for FSC. Fifth Street Management also manages private investment funds, and may manage other funds in the future, that have investment mandates that are similar, in whole or in part, to ours. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders. For example, the principals of our investment adviser may face conflicts of interest in the allocation of investment opportunities to us and such other funds. The fact that our investment advisory fees are lower than those of certain other funds, such as FSC, could amplify this conflict of interest.

Fifth Street Management has adopted, and our Board of Directors has approved, an investment allocation policy that governs the allocation of investment opportunities among the investment funds managed by Fifth Street Management and its affiliates. To the extent an investment opportunity is appropriate for us or FSC or any other investment fund managed by our affiliates, Fifth Street Management will adere to its investment allocation policy in order to determine to which entity to allocate the opportunity. As a BDC, we were substantially limited in our ability to co-invest in privately negotiated transactions with affiliated funds until we obtained an exemptive order from the SEC on September 9, 2014. The exemptive relief permits us to participate in negotiated co-investment transactions with certain affiliates, each of whose investment adviser is Fifth Street Management, or an investment adviser controlling, controlled by or under common control with Fifth Street Management, in a manner consistent with our investment objective, positions, policies, strategies and restrictions as well as regulatory requirements and other pertinent factors, and pursuant to the conditions to the exemptive relief.

If we are unable to rely on our exemptive relief for a particular opportunity, such opportunity will be allocated first to the entity whose investment strategy is the most consistent with the opportunity being allocated, and second, if the terms of the opportunity are consistent with more than one entity’s investment strategy, on an alternating basis. Although our investment professionals will endeavor to allocate investment opportunities in a fair and equitable manner, we and our common stockholders could be adversely affected to the extent investment opportunities are allocated among us and other investment vehicles managed or sponsored by, or affiliated with, our executive officers, directors and members of our investment adviser.

Fifth Street Management’s investment allocation policy is also designed to manage and mitigate the conflicts of interest associated with the allocation of investment opportunities if we are able to co-invest, either pursuant to SEC interpretive positions or our exemptive order, with other accounts managed by our investment adviser and its affiliates. Generally, under the investment allocation, co-investments will be allocated pursuant to the conditions of the exemptive order. Under the investment allocation policy, a portion of each opportunity that is appropriate for us and any affiliated fund will be offered to us and such other eligible accounts as determined by Fifth Street Management and generally based on asset class, fund size and liquidity, among other factors. If there is a sufficient amount of securities to satisfy all participants, the securities will be allocated among the participants in accordance with their order size and if there is an insufficient amount of securities to satisfy all participants, the securities will be allocated pro rata based on each participating party’s capital available for investment in the asset class being allocated, up to the amount proposed to be invested by each. In accordance with Fifth Street Management’s investment allocation policy, we might not participate in each individual opportunity, but will, on an overall basis, be entitled to participate equitably with other entities managed by Fifth Street Management and its affiliates. Fifth Street Management seeks to treat all clients fairly and equitably such that none receive preferential treatment vis-à-vis the others over time, in a manner consistent with its fiduciary duty to each of them; however, in some instances, especially in instances of limited liquidity, the factors may not result in pro rata allocations or may result in situations where certain funds receive allocations where others do not. See “Certain Relationships and Related Party Transactions.”

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Pursuant to the administration agreement with FSC CT, which is a wholly-owned subsidiary of our investment adviser, FSC CT furnishes us with the facilities and administrative services necessary to conduct our day-to-day operations. We pay FSC CT its allocable portion of overhead and other expenses incurred by FSC CT in performing its obligations under the administration agreement, including a portion of the rent at market rates and the compensation of our chief financial officer and chief compliance officer and their respective staffs.

Corporate Information

Our principal executive office is located at 777 West Putnam Avenue, 3rd Floor, Greenwich, CT 06830 and our telephone number is (203) 681-3600. We maintain a website on the Internet at fsfr.fifthstreetfinance.com. Information contained on our website is not incorporated by reference into this prospectus, and you should not consider that information to be part of this prospectus.

We are an “emerging growth company,” within the meaning of the JOBS Act. As an emerging growth company, we intend to take advantage of the exemption for emerging growth companies allowing us to temporarily forgo the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act of 2002. We do not intend to take advantage of other disclosure or reporting exemptions for emerging growth companies under the JOBS Act. We will remain an emerging growth company until the earlier of (a) the last day of the fiscal year: (i) following the fifth anniversary of the completion of this offering; (ii) in which we have total annual gross revenue of at least $1.0 billion; or (iii) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (b) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

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THE OFFERING

This prospectus supplement sets forth certain terms of our warrants that we are offering pursuant to this prospectus supplement and supplements the accompanying prospectus that is attached to the back of this prospectus supplement. This section outlines the specific legal and financial terms of our warrants. You should read this section together with the more general description of our warrants in this prospectus supplement under the heading “Description of Our Warrants” and in the accompanying prospectus under the heading “Description of Our Warrants” before investing in our warrants. Capitalized terms used in this prospectus supplement and not otherwise defined shall have the meanings ascribed to them in the accompanying prospectus.

Warrants Offered by Us	, excluding warrants issuable pursuant to the over-allotment option granted to the underwriters.

Warrants Outstanding After this Offering	, excluding warrants issuable pursuant to the over-allotment option granted to the underwriters.

Exercisability	Each warrant is exercisable for [number] [type of security].

Exercise Price	$[ ]

Exercise Period	The warrants will be exercisable beginning on , and will expire on , or earlier upon redemption. However, the warrants will only be exercisable if a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement cover the [type of security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [type of security] until the warrants expire or are redeemed.

Redemption	At any time while the warrants are exercisable, we may redeem the outstanding warrants:

• in whole and not in part;
• at a price of $ per warrant;
• upon a minimum of days’ prior written notice of redemption; and
• if, and only if, the last sales price of our common stock equals or exceeds $ per share for any trading days within a trading day period ending business days before we send the notice of redemption; provided that we have an effective registration statement under the Securities Act of 1933, as amended, or the Securities Act, covering the [type of security] issuable upon exercise of the warrants and a current prospectus relating to them is available on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants.

Use of Proceeds	We intend to use the net proceeds from an offering to make investments in accordance with our investment objective and strategies described in this prospectus and may use such funds for general corporate purposes, including for working capital requirements. We may also use the net proceeds to reduce our outstanding borrowings under our credit facilities. Pending such use, we intend to invest any idle funds primarily in high quality, short-term debt securities consistent with our BDC election and our election to be taxed as a RIC. See “Use of Proceeds.”

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FEES AND EXPENSES

The following table is intended to assist you in understanding the costs and expenses that an investor in our common stock will bear directly or indirectly. We caution you that some of the percentages indicated in the table below are estimates and may vary. Except where the context suggests otherwise, whenever this prospectus contains a reference to fees or expenses paid by “you,” “us,” or “FSFR” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us. Such expenses also include those of our consolidated subsidiary.

Stockholder transaction expenses:
Sales load (as a percentage of offering price)	—	%(1)
Offering expenses (as a percentage of offering price)	—	%(2)
Dividend reinvestment plan fees	—	%(3)
Total stockholder transaction expenses (as a percentage of offering price)	—	%(4)

Annual expenses (as a percentage of net assets attributable to common stock):
Management fees under Investment Advisory Agreement		%(5)
Incentive fees under Investment Advisory Agreement (20%)		%(6)
Interest payments on borrowed funds (including other costs of servicing and offering debt securities)		%(7)
Other expenses		%(8)
Total annual expenses		%(9)

(1)	Represents the commission with respect to the shares of our common stock being sold in this offering.

(2)	The percentage reflects estimated offering expenses of approximately $ .

(3)	The expenses of administering our dividend reinvestment plan are included in “other expenses” rather than this line item.

(4)	Total stockholder transaction expenses may include sales load and will be disclosed in a future prospectus supplement, if any.

(5)	Reflects the aggregate amount of base management fees we estimate will be payable under our investment advisory agreement during the next twelve months, or $7.3 million, which, as required by SEC rules, is calculated based on our net assets (i.e., gross assets held after deduction of all liabilities) rather than our gross assets. Our base management fee under the investment advisory agreement is calculated at an annual rate of 1% of our gross assets (i.e., total assets held before deduction of any liabilities), which includes the assets of our consolidated subsidiary and investments acquired with the use of leverage, and excludes cash and cash equivalents (as defined in the notes to our financial statements). See “Investment Advisory Agreement — Overview of Our Investment Adviser — Management Fee.” The base management fee is calculated based on the average value of our gross assets at the end of the two most recently completed quarters. The fact that our base management fee is payable based upon our gross assets (i.e., total assets held before deduction of any liabilities, including borrowings) may encourage Fifth Street Management to use debt to make additional investments, thereby increasing the base management fee as a percentage of net assets attributable to common stock. For purposes of this table, we have assumed gross assets of $733.4 million, which equals our gross assets as of December 31, 2014, as adjusted for $97.6 million of net borrowings under our credit facilities since such date, and excluding an assumed cash and cash equivalents balance of $1.0 million. The use of borrowings for investment purposes increases our gross assets upon which our base management fees are calculated, while our net assets remain unchanged. See “Investment Advisory Agreement — Overview of Our Investment Adviser — Management Fee.”

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(6)	Reflects the aggregate amount of incentive fees we estimate will be payable under our investment advisory agreement over the next twelve months, or $10.4 million. The incentive fee consists of two parts. The first part, which is payable quarterly in arrears, is equal to 20% of the excess, if any, of our “Pre-Incentive Fee Net Investment Income” that exceeds a 1.5% quarterly (6% annualized) hurdle rate, subject to a “catch up” provision measured at the end of each quarter. The first part of the incentive fee is computed and paid on income that may include interest that is accrued but not yet received in cash. The operation of the first part of the incentive fee for each quarter is as follows:

•	no incentive fee is payable to the investment adviser in any quarter in which our Pre-Incentive Fee Net Investment Income does not exceed the hurdle rate of 1.5% (the “preferred return” or “hurdle”);

•	50% of our Pre-Incentive Fee Net Investment Income with respect to that portion of such Pre-Incentive Fee Net Investment Income, if any, that exceeds the hurdle rate but is less than or equal to 2.5% in any quarter (10% annualized) is payable to the investment adviser. We refer to this portion of our Pre-Incentive Fee Net Investment Income (which exceeds the hurdle rate but is less than or equal to 2.5%) as the “catch-up.” The “catch-up” provision is intended to provide our investment adviser with an incentive fee of 20% on all of our Pre-Incentive Fee Net Investment Income as if a hurdle rate did not apply when our Pre-Incentive Fee Net Investment Income exceeds 2.5% in any quarter; and

•	20% of the amount of our Pre-Incentive Fee Net Investment Income, if any, that exceeds 2.5% in any quarter (10% annualized) is payable to the investment adviser (once the hurdle is reached and the catch-up is achieved, 20% of all Pre-Incentive Fee Net Investment Income thereafter is allocated to the investment adviser).

The second part of the incentive fee equals 20% of our “Incentive Fee Capital Gains,” which equals our realized capital gains on a cumulative basis from inception through the end of the year, if any, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. The second part of the incentive fee is payable, in arrears, at the end of each fiscal year (or upon termination of the investment advisory agreement, as of the termination date). The investment advisory agreement does not provide for the payment of income incentive fees or capital gains incentive fees based on income or gains derived from swaps or other derivatives.

(7)	“Interest payments on borrowed funds (including other costs of servicing and offering debt securities)” represent our estimated annual interest payments and other costs of servicing and offering our debt securities (including loan commitment fees and deferred financing costs) and relate to our expected borrowings during the next twelve months, including under our credit facilities. Although we expect our borrowings to fluctuate throughout the year, this item is based on estimated average borrowings of approximately $313.1 million and an average cost of borrowings of 2.27%. The amount of leverage that we employ at any particular time will depend on, among other things, our Board of Directors’ assessment of market and other factors at the time of any proposed borrowing. All fees and expenses related to our borrowings, including interest and the costs of issuing and servicing debt securities, will be indirectly borne by the holders of our common stock.

(8)	“Other expenses” are based on estimated amounts for the next twelve months. These expenses include certain expenses allocated to the Company under the investment advisory agreement, such as travel expenses incurred in connection with the investigation and monitoring of our investments.

(9)	“Total annual expenses” is presented as a percentage of net assets attributable to stockholders because our stockholders bear all of our fees and expenses.

Example

The following example demonstrates the projected dollar amount of total cumulative expenses that would be incurred over various periods with respect to a hypothetical investment in our common stock. In calculating the following expense amounts, we have assumed that our annual operating expenses would remain at the levels set forth in the table above. In the event that shares to which this prospectus relates are sold to or through underwriters, a corresponding prospectus supplement will restate this example to reflect the applicable sales load.

	1 Year	3 Year	5 Year	10 Year
You would pay the following expenses on a $1,000 investment, assuming a 5% annual return	$	$	$	$

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The example and the expenses in the tables above should not be considered a representation of our future expenses, and actual expenses may be greater or less than those shown. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. The example assumes that the 5% annual return is generated entirely through the realization of capital gains on our assets and, as a result, triggers the payment of an incentive fee on such capital gains under our investment advisory agreement. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a greater amount, our expenses, and returns to our investors, would be higher. In addition, while the example assumes reinvestment of all distributions at net asset value, participants in our dividend reinvestment plan will receive a number of shares of our common stock, determined by dividing the total dollar amount of the cash distribution payable to a participant by either (i) the greater of (a) the current net asset value per share of our common stock and (b) 95% of the market price per share of our common stock at the close of trading on the payment date fixed by our Board of Directors in the event that we use newly issued shares to satisfy the share requirements of the dividend reinvestment plan or (ii) the average purchase price, excluding any brokerage charges or other charges, of all shares of common stock purchased by the administrator of the dividend reinvestment plan in the event that shares are purchased in the open market to satisfy the share requirements of the dividend reinvestment plan, which may be at, above or below net asset value. See “Dividend Reinvestment Plan” for additional information regarding our dividend reinvestment plan.

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RISK FACTORS

Investing in our securities involves a number of significant risks. Before you invest in our securities, you should be aware of various risks, including those described below and those set forth in the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus, before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not presently known to us or not presently deemed material by us may also impair our operations and performance. The risk factors described below, together with those set forth in the accompanying prospectus, are the principal risk factors associated with an investment in us as well as those factors generally associated with an investment company with investment objectives, investment policies, capital structure or trading markets similar to ours. If any of the following events occur, our business, financial condition, results of operations and cash flows could be materially and adversely affected. In such case, our net asset value and the trading price of our securities could decline, and you may lose all or part of your investment.

[If you exercise your warrants, you may be unable to sell any [type of security] you purchase at a profit.

The public trading market price of our [type of security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [type of security] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [type of security] at a price equal to or greater than the exercise price.

The exercise price is not necessarily an indication of our value.

The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [type of security] may trade at prices above or below the subscription price.]

[Insert any additional relevant risk factors not included in the base prospectus to the extent required to be disclosed by applicable law or regulation.]

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Some of the statements in this prospectus and any prospectus supplement accompanying this prospectus constitute forward-looking statements because they relate to future events or our future performance or financial condition. The forward-looking statements contained in this prospectus and any prospectus supplement accompanying this prospectus may include statements as to:

•	our future operating results and distribution projections;

•	our business prospects and the prospects of our portfolio companies;

•	the impact of the investments that we expect to make;

•	the ability of our portfolio companies to achieve their objectives;

•	our expected financings and investments and the timing of our investments;

•	the adequacy of our cash resources and working capital; and

•	the timing of cash flows, if any, from the operations of our portfolio companies.

In addition, words such as “anticipate,” “believe,” “expect,” “seek,” “plan,” “should,” “estimate” and “intend” indicate a forward-looking statement, although not all forward-looking statements include these words. The forward-looking statements contained in this prospectus and any prospectus supplement accompanying this prospectus involve risks and uncertainties. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth in “Risk Factors” and elsewhere in this prospectus and any prospectus supplement accompanying this prospectus. Other factors that could cause actual results to differ materially include:

•	changes in the economy;

•	risks associated with possible disruption in our operations or the economy generally due to terrorism or natural disasters; and

•	future changes in laws or regulations (including the interpretation of these laws and regulations by regulatory authorities) and conditions in our operating areas, particularly with respect to BDCs and RICs.

We have based the forward-looking statements included in this prospectus on information available to us on the date of this prospectus and we assume no obligation to update any such forward-looking statements, except as required by law. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you, in the form of a prospectus supplement or post-effective amendment to the registration statement to which this prospectus relates, or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. The forward-looking statements contained in this prospectus and any prospectus supplement accompanying this prospectus are excluded from the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and the forward looking statements that will be contained in our periodic reports are excluded from the safe-harbor protection provided by Section 21E of the Exchange Act.

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DESCRIPTION OF OUR WARRANTS

[No] warrants are currently outstanding. Once issued, each warrant will entitle the registered holder to purchase [one] share of [type of security] at a price of $ per [security], subject to adjustment as discussed below, at any time commencing [ ].

The warrants will be exercisable beginning on                  , and will expire on            , or earlier upon redemption. However, the warrants will be exercisable only if a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement covering [type of security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [type of security] until the warrants expire or are redeemed.

At any time while the warrants are exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $ per warrant;

•	upon not less than days’ prior written notice of redemption to each warrant holder; and

•	if, and only if, the reported last sale price of the [type of security] equals or exceeds $ per [type of security], for any trading days within a trading day period ending on the business day prior to the notice of redemption to warrant holders, provided that we have an effective registration statement under the Securities Act covering the [type of security] issuable upon exercise of the warrants and a current prospectus relating to them is available on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants.

We have established the above conditions to our exercise of redemption rights with the intent of:

•	providing warrant holders with adequate notice of redemption, and allowing them to exercise their warrants prior to redemption at a time when there is a reasonable premium to the warrant exercise price; and

•	providing a sufficient differential between the then prevailing [type of security] price and the warrant exercise price so there is a buffer to absorb any negative market reaction to our redemption of the warrants.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The warrants will be issued in registered form under a warrant agreement between , as warrant agent, and us.

[You should review a copy of the warrant agreement for a complete description of the terms and conditions applicable to the warrants.]

The exercise price and number of [type of security] issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. [However, the exercise price and number of [type of security] issuable upon exercise of the warrants will not be adjusted for issuances of [type of security] at a price below the warrant exercise price.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of [type of security] or any voting rights until they exercise their warrants and receive [type of security]. After the issuance of [type of security] upon exercise of the warrants, each holder will be entitled to one vote for each [type of security] held of record on all matters to be voted on by [security holder].

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No warrants will be exercisable and we will not be obligated to issue [type of security] unless at the time a holder seeks to exercise such warrant, a registration statement relating to the [type of security] issuable upon exercise of the warrants is effective and current and the [type of security] has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the [type of security] issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the [type of security] issuable upon the exercise of the warrants is not current or if the [type of security] is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

No fractional [type of security] will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a [type of security], we will, upon exercise, round up or down to the nearest whole number the number of [type of security] to be issued to the warrant holder.

We are not generally able to issue and sell our common stock, or warrants to purchase common stock, at a price below our net asset value per share unless we have stockholder approval.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL

CONDITION AND RESULTS OF OPERATIONS

[Insert from most recent periodic filing]

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USE OF PROCEEDS

The net proceeds from our sale of our warrants in this offering are estimated to be approximately $        , or $           if the underwriters’ option to purchase additional warrants is exercised in full, after deducting underwriting discounts and/or commissions and estimated offering expenses payable by us. Any additional proceeds to us resulting from an increase in the number of warrants offered pursuant to this prospectus supplement will be used by us as described below.

We intend to use the net proceeds from selling our securities to make investments in accordance with our investment objective and strategies described in this prospectus and may use such funds for general corporate purposes, including for working capital requirements. We may also use a portion of the net proceeds to reduce any of our outstanding borrowings under our credit facilities. Pending such use, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC.

We anticipate that substantially all of the net proceeds from this offering will be used as described above within     to     months, depending on the availability of attractive opportunities and market conditions. However, we can offer no assurance that we will be able to achieve this goal.

Pending these uses, we will invest the net proceeds primarily in high quality, short-term debt securities consistent with our business development company election and our election to be taxed as a RIC. See “Regulation—Business Development Company Regulations—Temporary Investments” in the accompanying prospsectus. Our ability to achieve our investment objective may be limited to the extent that the net proceeds from an offering, pending full investment, are held in interest-bearing deposits or other short-term instruments. See “Risk Factors—Risks Relating to Our Business and Structure— We may be unable to invest a significant portion of the net proceeds from this offering, which could harm our financial condition and operating results” in the accompanying prospectus for additional information regarding this matter.

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UNDERWRITING

is acting as representative of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has agreed to purchase, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter’s name.

Underwriter	Shares

Total

The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the shares (other than those covered by the overallotment option described below) if they purchase any of the shares.

The underwriters propose to offer some of the shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and some of the shares to dealers at the public offering price less a concession not to exceed $  per share. The underwriting discount of $  per share is equal to % of the initial offering price. If all of the shares are not sold at the initial offering price, the representative may change the public offering price and other selling terms. The representative has advised us that the underwriters do not intend to confirm any sales to any accounts over which they exercise discretionary authority.

The underwriters hold an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an additional shares at the public offering price less the underwriting discount. The underwriters may exercise the option solely for the purpose of covering overallotments, if any, in connection with this offering. To the extent such option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter’s initial purchase commitment.

We, along with each of our directors and officers, have agreed that we will not, without the prior written consent of , on behalf of the underwriters, offer, pledge, sell, contract to sell or otherwise dispose of or agree to sell or otherwise dispose of, directly or indirectly or hedge shares or securities convertible into or exchangeable for shares for a period of days from the date of this prospectus supplement (the “Lock-up Period”), provided, however, that we may issue and sell shares pursuant to our dividend reinvestment plan. in its sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

The Lock-up Period in the preceding paragraph will be extended if (i) during the last 17 days of the Lock-up Period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the Lock-up Period, we announce that we will release earnings results during the 16-day period beginning on the last day of the Lock-up Period, in which case the restrictions described in the preceding sentence will continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the announcement of the material news or the occurrence of the material event.

The following table shows the underwriting discounts to be paid to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase additional shares. This offering will conform with the requirements set forth in Financial Industry Regulatory Authority Rule 2310. The sum of all compensation to the underwriters in connection with this offering of shares, including the underwriting discount, will not exceed 10% of the total public offering price of the shares sold in this offering.

	No Exercise	Full Exercise
Per Common Share	$	$
Total	$	$

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We and our investment adviser have each agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Certain underwriters may make a market in the shares. No underwriter is, however, obligated to conduct market-making activities and any such activities may be discontinued at any time without notice, at the sole discretion of the underwriter. No assurance can be given as to the liquidity of, or the trading market for, the shares as a result of any market-making activities undertaken by any underwriter. This prospectus supplement is to be used by any underwriter in connection with the offering and, during the period in which a prospectus supplement must be delivered, with offers and sales of the shares in market-making transactions in the over-the-counter market at negotiated prices related to prevailing market prices at the time of the sale.

In connection with the offering,                                             , on behalf of the underwriters, may purchase and sell shares in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ overallotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. Transactions to close out the covered syndicate short position involve either purchases of shares in the open market after the distribution has been completed or the exercise of the overallotment option. The underwriters may also make “naked” short sales of shares in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress.

The underwriters also may impose a penalty bid. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when                                          repurchases shares originally sold by that syndicate member in order to cover syndicate short positions or make stabilizing purchases.

Any of these activities may have the effect of preventing or retarding a decline in the market price of shares. They may also cause the price of shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, or in the over-the-counter market, or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

We estimate that our portion of the total expenses of this offering, excluding the underwriting discounts, will be approximately $                         ..

A prospectus in electronic format may be made available on the websites maintained by one or more of the underwriters. The representative may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. The representative will allocate shares to underwriters that may make Internet distributions on the same basis as other allocations. In addition, shares may be sold by the underwriters to securities dealers who resell shares to online brokerage account holders.

Certain underwriters may perform investment banking and advisory services for us, our investment adviser and our affiliates from time to time, for which they receive customary fees and expenses. Certain underwriters may, from time to time, engage in transactions with or perform services for us, our investment adviser and our affiliates in the ordinary course of business.

[Additional Underwriter Compensation

[to be provided as applicable]]

The principal business address of                                  is ..

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LEGAL MATTERS

Certain legal matters in connection with the securities offered hereby will be passed upon for us by Sutherland Asbill & Brennan LLP, Washington, DC. Certain legal matters in connection with the offering will be passed upon for the underwriters by .

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The financial statements as of        and        and for each of the two years in the period ended included in the accompanying prospectus and this prospectus supplement have been so included in reliance on the report of PricewaterhouseCoopers LLP, our independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form N-2 together with all amendments and related exhibits under the Securities Act. The registration statement contains additional information about us and the securities being offered by this prospectus supplement and the accompanying prospectus.

We file with or submit to the SEC annual, quarterly and current reports, proxy statements and other information meeting the informational requirements of the Exchange Act. You may inspect and copy these reports, proxy statements and other information, as well as the registration statement and related exhibits and schedules, at the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements and other information filed electronically by us with the SEC, which are available on the SEC’s website at http://www.sec.gov. Copies of these reports, proxy and information statements and other information may be obtained, after paying a duplicating fee, by electronic request at the following e-mail address: publicinfo@sec.gov, or by writing the SEC’s Public Reference Section, 100 F Street, NE, Washington, DC 20549.

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INDEX TO FINANCIAL STATEMENTS

[Insert financial statements.]

25

Fifth Street Senior Floating Rate Corp.

Shares

Warrants to Purchase Up to [Type of Security]

PRELIMINARY PROSPECTUS SUPPLEMENT

    , 20

26